Exhibit 99

NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Matt Downing
Mayfield Village, Ohio 44143	(440) 395-4222
http://www.progressive.com

PROGRESSIVE ANNOUNCES ELECTION OF BARBARA R. SNYDER TO
BOARD OF DIRECTORS

MAYFIELD VILLAGE, OHIO – October 10, 2014 – The Progressive Corporation today announced that its Board of Directors elected Barbara R. Snyder, 59, to fill the vacancy on the Board for the term expiring at the Company’s annual meeting of shareholders in 2015.
Ms. Snyder is the President of Case Western Reserve University, located in Cleveland, Ohio, a position she has held since 2007. Previously, she served as the Executive Vice President and Provost of The Ohio State University. Prior to assuming the role of Provost, Ms. Snyder served in several academic leadership positions within the university and at its Moritz College of Law. Ms. Snyder previously held faculty appointments in law at both Ohio State and Case Western Reserve. She was again named a law professor at Case Western Reserve when she became the university’s President.
About Progressive
The Progressive Group of Insurance Companies makes it easy to understand, buy, and use auto insurance. Progressive offers choices so consumers can reach it whenever, wherever, and however it’s most convenient—online at
http://www.progressive.com, by phone at 1-800-PROGRESSIVE, on a mobile device or in-person with a local agent.
Progressive offers insurance for personal and commercial autos and trucks, motorcycles, boats, recreational vehicles, and homes. It’s the fourth largest auto insurer in the country, the largest seller of motorcycle insurance, and a leader in commercial auto insurance. Progressive also offers car insurance online in Australia at
http://www.progressiveonline.com.au.
Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, the Snapshot Discount®, and a concierge level of claims service.
The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE:PGR.